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                                                           FOR IMMEDIATE RELEASE

Company Contact:                            Investor Contacts:
Delcath Systems, Inc.                       Todd Fromer / Garth Russell
M. S. Koly, Chief Executive Officer         KCSA Worldwide
203-323-8668                                (212) 896-1215 / (212) 896-1250
www.delcath.com                             tfromer@kcsa.com / grussell@kcsa.com
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       Delcath Systems Retains C.E. Unterberg, Towbin as Strategic Advisor

STAMFORD, Conn., August 16, 2006 -- Delcath Systems, Inc. (NASDAQ: DCTH), today announced that it has retained C.E. Unterberg, Towbin for investment banking and strategic advisory services. Delcath's retention of Unterberg as strategic advisor follows shareholders' approval at the Company's June annual meeting of a non-binding proposal to recommend that the Board of Directors retain a nationally recognized investment banking and/or merger advisory firm.

Unterberg is a widely known and well-respected investment bank that specializes in providing services to emerging growth companies in the life sciences, medical products, biotechnology, specialty pharmaceuticals and medical devices industries. Through its trading operation, Unterberg serves the aftermarket needs of a variety of healthcare companies, while its research department serves growth-oriented institutional investors seeking insight into emerging growth companies in some of the most exciting, innovative and promising segments of the healthcare industry.

"Our retention of C.E. Unterberg, Towbin is the latest demonstration of the commitment of Delcath's Board of Directors to execute the plan it announced to shareholders following the annual meeting," said M.S. Koly, President and CEO of Delcath Systems. "After the annual meeting, we immediately initiated a rigorous process to identify, interview and negotiate with a number of investment banks. With a wealth of expertise in the healthcare and medical devices arena, we believe Unterberg can provide valuable insight and strategic guidance to Delcath on a number of important growth and governance initiatives including, among other things, strategic transactions and raising Delcath's visibility on Wall Street. We also hope to benefit from their advice as we work towards our stated goals of recruiting additional board members, attracting potential partners for treating other organs and most important, identifying new sites to join our pivotal Phase III clinical trials.

Samuel Herschkowitz, MD, Chairman of the Board of Directors of Delcath, stated, "We are pleased to have engaged Unterberg, Towbin and will be working very closely with them over the coming weeks. We look forward to updating shareholders with any further developments."



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About C.E. Unterberg, Towbin

Founded more than 70 years ago, C.E. Unterberg, Towbin supplies capital and financial advice to growth companies in the technology, healthcare and global security industries. Its services include public offerings, mergers and acquisitions and private placements. Unterberg also provides equity research, sales and trading, asset management and private client services. Principal offices are in New York, Menlo Park, San Francisco, Israel and Hong Kong.

About Delcath Systems, Inc.

Delcath Systems is a developer of isolated perfusion technology for organ or region-specific delivery of therapeutic agents. The Company's intellectual property portfolio currently consists of 12 patents on a worldwide basis, including the United States, Europe, Asia and Canada. For more information, please visit the Company's website, www.delcath.com.

This release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to our ability to successfully complete Phase III clinical trials and secure regulatory approval of our current or future drug-delivery system and uncertainties regarding our ability to obtain financial and other resources for any research, development and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. Delcath undertakes no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

On August 1, 2006, Laddcap filed a preliminary consent solicitation statement with the SEC relating to Laddcap's proposal to, among other things, remove the current Board of Directors and replace them with Laddcap's nominees. In response, on August 7, 2006, Delcath filed a preliminary consent revocation statement on Form PREC14A with the SEC (the "Preliminary Consent Revocation Statement") in opposition to Laddcap's consent solicitation. Delcath shareholders should read the Preliminary Consent Revocation Statement (including any amendments or supplements thereto) because it contains additional information important to the shareholders' interests in Laddcap's consent solicitation.

The Preliminary Consent Revocation Statement, the definitive consent revocation materials (when filed) and other public filings made by Delcath with the SEC are available free of charge at the SEC's website at www.sec.gov. Delcath also will provide a copy of these materials free of charge upon request to Delcath Systems, Inc., Attention: M. S. Koly, Chief Executive Officer, (203) 323-8668.

Delcath has engaged MacKenzie Partners, Inc., who may be deemed to be a participant in the solicitation of Delcath shareholders, to assist in connection with Delcath's communications with shareholders regarding Laddcap's consent solicitation. Information regarding the interests of MacKenzie Partners, Inc. is contained in the Preliminary Consent Revocation Statement (including any amendments or supplements thereto). In addition, certain of Delcath's directors, officers and employees may be deemed to be participants in the solicitation of Delcath's shareholders. Information regarding the names and interests of these other persons is contained in the Preliminary Consent Revocation Statement (including any amendments or supplements thereto).

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